EXHIBIT 15.1










August 14, 1998


Alabama Power Company
600 North 18th Street
Birmingham, AL 35291



Ladies and Gentlemen:

We are aware that Alabama Power Company has incorporated by reference in the Company's previously filed Registration Statement File No. 33-61845 its quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, which include our reports on Alabama Power Company dated May 6, 1998 and August 7, 1998, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), such reports are not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,